Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 17, 2003 with respect to the consolidated financial statements of Aquila Gas Pipeline Corporation and Subsidiaries as of September 30, 2002 and the nine month period then ended and the year ended December 31, 2001, and our report dated July 15, 2003 with respect to the consolidated financial statements of Oasis Pipe Line Company and Subsidiaries as of December 27, 2002 and the period then ended, in the Registration Statement on Form S-1 and related Prospectus of Energy Transfer Equity, L.P. dated September 2, 2005.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

September 1, 2005